UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2010

CELLDEX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15006	13-3191702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

119 Fourth Avenue
Needham, Massachusetts	02494-2725
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 433-0771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 1, 2010, Pfizer Vaccines, LLC (“Pfizer Vaccines”) provided a written notice of termination (the “Notice”) with respect to the License and Development Agreement dated April 16, 2008 (“License Agreement”) between Celldex Therapeutics, Inc. (“Celldex”), and Pfizer Vaccines.  Under the License Agreement, Celldex had granted to Pfizer Vaccines an exclusive worldwide license to a therapeutic cancer vaccine candidate, now called rindopepimut, for the treatment of glioblastoma multiforme and in other potential indications.  Those rights will be returned to Celldex at the end of a 60-day transition period.  The Notice was given under a provision of the License Agreement which permitted termination at any time and for any reason, upon 60-days’ written notice to Celldex.  The Notice did not state a reason for termination.  However, a Pfizer spokesperson was quoted in a news article on Bloomberg.com on September 3, 2010, as follows: “As part of Pfizer Oncology’s ongoing prioritization of assets across its broad research and development portfolio, the Company will be terminating its license and development agreement with Celldex Therapeutics for the investigational compound rindopepimut.”

A copy of the Celldex press release relating to the above-referenced events is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Other Material Relationships with Pfizer Vaccines:  Pfizer Vaccines is the holder of 781,250 shares of Celldex’s common stock.  In addition, the Company entered into a licensing agreement in December 2000 with Pfizer Inc.’s Animal Health Division (“AHD”) (which we believe to be indirectly affiliated with Pfizer Vaccines) whereby AHD has licensed certain vaccine technology from the Company for the development of animal health and food safety vaccines.  The term of the AHD agreement is through the expiration of the last of the patents covered by that agreement.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated September 3, 2010.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

By:	/s/ Avery W. Catlin
Name: Avery W. Catlin
Title: Senior Vice President / Chief Financial Officer

Dated: September 7, 2010